EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Combined Financial Statements and explanatory notes of the combined business set forth below give effect to the Exchange Offer with Intentia.  The Exchange Offer was accounted for as a purchase business combination as defined in Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.” For accounting purposes, Lawson Software was the acquiring enterprise in the transaction, since, at the time of consummation, current Lawson stockholders owned a majority of the outstanding common stock of Lawson, the Lawson Software board of directors controlled a plurality of the board of directors, and the Lawson Software Chief Executive Officer continued in that capacity for Lawson.

The Unaudited Pro Forma Condensed Combined Financial Statements are based on estimates and assumptions that are preliminary and do not purport to represent what Lawson’s results of operations or financial position actually would have been if the Exchange Offer had been consummated on the date or for the periods indicated or what such results will be for any future date or any future period.  In addition, the financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructurings resulting from the Exchange Offer.  Therefore, the actual amounts recorded as of the completion of the transaction and thereafter may differ materially from the information presented herein.  The Unaudited Pro Forma Condensed Combined Financial Statements update and supersede the pro forma financial statements related to the Lawson and Intentia combination which were included in the Company’s Proxy Statement/Prospectus, dated March 17, 2006.

The Unaudited Pro Forma Condensed Combined U.S. GAAP Statement of Operations and Balance Sheet of Intentia include reconciling items for Intentia required to comply with U.S. GAAP.  For a quantitative reconciliation to conform applicable items to U.S. GAAP and a discussion of significant differences between International Financial Reporting Standards (IFRS) and U.S. GAAP as they relate to the financial statements of Intentia, please refer to Note 35 of the Intentia consolidated financial statements for the years ended December 31, 2005 and 2004 included in Exhibit 99.1.

Intentia’s results reflect the retrospective application of U.S. GAAP to historical operations.  Specifically, the retrospective application of U.S. GAAP had the cumulative effect of increasing Intentia’s liability for deferred revenue at December 31, 2005 by SEK 2,145.8 million (USD 269.6 million) (which reduced previously recognized revenue under IFRS); increasing prepaid expenses and other current assets at December 31, 2005, which includes deferred costs associated with deferred revenue, by SEK 743.4 million (USD 93.4 million); decreasing other accrued liabilities, which includes loss provisions, by SEK 14.2 million (USD 1.8 million); increasing Intentia’s revenue for the twelve months ended March 31, 2005 by SEK 407.1 million (USD 56.2 million); increasing Intentia’s costs and expenses for the twelve months ended March 31, 2005 by SEK 186.1 million (USD 25.7 million); increasing Intentia’s revenue for the nine months ended December 31, 2005, by SEK 686.2 million (USD 89.7 million); and increasing costs and expenses for the nine months ended December 31, 2005, by SEK 327.8 million (USD 42.8 million).  This increase in revenue is primarily attributable to timing.  The majority of this deferred revenue arises because Intentia did not meet the U.S. GAAP requirements, applied retrospectively, for vendor specific objective evidence (VSOE) of fair value of post-contract support (PCS) in a significant portion of the multi-element sales in prior periods.  Due to a relative decline in Intentia’s contracting activity in both volume and size over the last few years, in combination with the completion of relatively larger projects in the periods presented, the retrospective application of U.S. GAAP had the effect of rolling significant prior period revenue and associated costs forward into the most current periods presented.   In addition, the terms and conditions of Intentia’s contracts have evolved to become more consistent with U.S. GAAP in more recent periods.  As a result, the deferral of revenue in previous years has been significantly reduced in more recent periods, and Intentia’s results as restated under U.S. GAAP are not as consistent or comparable from period to period as Intentia’s results under IFRS.  As further described in Note 4, under U.S. GAAP purchase accounting rules, USD 267.5 million in deferred revenue and USD 108.2 million in associated costs are eliminated from the balance sheet on completion of this transaction to arrive at the adjusted deferred revenue and prepaid expenses and other current assets on a combined U.S. GAAP basis.  Therefore, the increase in the liability for deferred revenue at December 31, 2005, and the increase in revenue for the twelve months ended March 31, 2005, and the nine months ended December 31, 2005, are largely offset by purchase accounting adjustments.  It is important to note that VSOE is a concept specific to U.S. GAAP, and while this analysis demonstrates performance under U.S. GAAP on a retrospective basis, Intentia may have employed different contract language and pricing policies had it been reporting under U.S. GAAP during this timeframe to ensure that revenue and profit would have been recorded in current periods to the fullest extent possible.  As restated under U.S. GAAP, Intentia’s revenue, expenses, and net profit (loss) fluctuate significantly from period to period, depending, among other things, on which service implementations were completed during that period.  Future results for Intentia under U.S. GAAP will differ materially from the results for the nine and twelve-month period included in the Unaudited Pro Forma Condensed Combined Financial Statements.

The unaudited pro forma results that follow include restructuring charges for both Intentia and Lawson Software which in large part account for the negative profitability for Intentia and the combined company.  Intentia in particular had undergone significant downsizing of headcount impacting the results for its twelve-month period ending March 31, 2005.  For the year ended May 31, 2005, the Unaudited Pro Forma Condensed Combined Statement of Operations included USD 21.9 million for Intentia and USD 5.0 million for Lawson Software respectively for restructuring charges.  For the nine months ended February 28, 2006, the Unaudited Pro Forma Condensed Combined Statement of Operations included USD 3.3 million for Intentia and USD 0.01 million for Lawson Software, respectively, for restructuring charges.

The Unaudited Pro Forma Condensed Combined Statement of Operations include charges related to the business combination of USD 0.9 million and USD 3.7 million for the twelve months ended May 31, 2005 and the nine months ended February 28, 2006, respectively, on Lawson’s Software’s financial statements and USD 0.6 million and USD 9.7 million in the twelve months ended May 31, 2005 and the nine months ended February 28, 2006, respectively, on Intentia’s financial statements that have been recorded to date as a result of this transaction.

In addition, the Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended May 31, 2005 and the nine months ended February 28, 2006 included USD 22.2 million and USD 15.9 million, respectively, for amortization of intangibles acquired in this transaction.  The amortization of intangibles is a result of purchase accounting for the business combination and represents the primary cause of negative pro forma adjustments that have a negative impact on the combined organizations’ financial results, resulting in a larger net loss for the twelve months ended May 31, 2005 within the Unaudited Pro Forma Condensed Combined Statement of Operations.

In September 2004, Intentia entered into a junior secured loan with Tennenbaum Capital Partners, LLC.  As of December 31, 2005, the balance of the loan was USD 26.8 million.  The interest expense during 2005 totaled USD 3.4 million.  Subsequent to the completion of the acquisition on April 25, 2006, the Tennebaum junior secured loan was repaid in full.  Total amount paid was USD 29.9 million, which included principal of USD 26.8 million and accrued interest of USD 0.3 million.  The total paid also included a prepayment interest amount of USD 1.5 million and prepayment premium of USD 1.3 million.  This payoff is not reflected in the pro forma results as it occurred subsequent to completion of the acquisition.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”). SFAS No. 123(R) requires compensation cost relating to unvested share-based payment transactions that are outstanding as of the effective date and newly issued transactions to be recognized in the financial statements.  That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.  SFAS No. 123(R) supersedes SFAS No. 123, Accounting of Stock-Based Compensation (“SFAS No. 123”), and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“Opinion 25”).  SFAS No. 123, as originally issued in 1995, established a fair-value-based method of accounting for share-based payment transactions with employees.  However, SFAS No. 123 permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the fair-value-based method been used.  Both companies elected the option of disclosure only under SFAS No. 123.  Public entities will be required to apply SFAS No. 123(R) as of the first annual reporting period that begins after June 15, 2005, which will be effective for the combined company’s first quarter of fiscal 2007, which is the period ended

August 31, 2006.  The pro forma results presented do not include any impact for SFAS No. 123(R). However, based on the combined Company’s significant amount of unvested share-based payment awards, the adoption of this statement is anticipated to have a material impact on the Consolidated Statements of Operations once adopted.

Lawson Software, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended May 31, 2005

		U.S. GAAP	Pro Forma		Pro Forma
	Lawson	Intentia	Adjustments (4)		Combined
	(USD thousands)
Revenues:
License fees	$57,743	$71,586	$—		$129,329
Services	277,441	363,792	—		641,233
Hardware sales	—	25,406	—		25,406
Total revenues	335,184	460,784	—		795,968
Cost of revenues:
Cost of license fees	9,961	9,614	8,513	j	28,088
Cost of services	140,623	246,015	5,660	j	392,298
Cost of hardware sales	—	21,575	—		21,575
Total cost of revenues	150,584	277,204	14,173		441,961
Gross profit	184,600	183,580	(14,173)		354,007
Operating expenses:
Research and development	62,158	42,799	—		104,957
Sales and marketing	75,637	83,027	(359	)j	158,305
General and administrative	36,443	30,577	—		67,020
Restructuring	5,028	21,868	—		26,896
Amortization of acquired intangibles	1,545	—	7,988	j	9,533
Total operating expenses	180,811	178,271	7,629		366,711
Operating income (loss)	3,789	5,309	(21,802)		(12,704)
Other income (expense):
Interest income	4,377	820	(385	)k	4,812
Interest expense	(49)	(5,927)	686	i	(5,290)
Total other income (expense)	4,328	(5,107)	301		(478)
Income (loss) before income taxes	8,117	202	(21,501)		(13,182)
Provision for income taxes	2,855	7,475	(149	)k	10,181
Net income (loss)	$5,262	$(7,273)		$(21,352)	$(23,363)
Net income (loss) per share
Basic	$0.05	$(0.05)			$(0.13)
Diluted	$0.05	$(0.05)			$(0.13)
Shares used in computing net income (loss) per share:
Basic weighted average shares outstanding	99,068	159,681			179,192
Diluted weighted average shares outstanding	104,623	159,681			179,192

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Lawson Software, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended February 28, 2006

		U.S. GAAP	Pro Forma		Pro Forma
	Lawson	Intentia	Adjustments (4)		Combined
	(USD thousands)
Revenues:
License fees	$51,824	$70,780	$—		$122,604
Services	212,822	310,540	—		523,362
Hardware sales	—	16,598	—		16,598
Total revenues	264,646	397,918	—		662,564
Cost of revenues:
Cost of license fees	7,922	8,150	8,610	j	24,682
Cost of services	99,213	182,785	—		281,998
Cost of hardware sales	—	12,920	—		12,920
Total cost of revenues	107,135	203,855	8,610		319,600
Gross profit	157,511	194,063	(8,610)		342,964
Operating expenses:
Research and development	42,875	32,992	—		75,867
Sales and marketing	56,092	55,873	(235)	j	111,730
General and administrative	36,555	41,899	—		78,454
Restructuring	5	3,294	—		3,299
Amortization of acquired intangibles	1,077	—	7,241	j	8,318
Total operating expenses	136,604	134,058	7,006		277,668
Operating income (loss)	20,907	60,005	(15,616)		65,296
Other income (expense):
Interest income	7,486	590	(409)	k	7,667
Interest expense	(26)	(4,321)	484	i	(3,863)
Total other income (expense)	7,460	(3,731)	75		3,804
Income (loss) before income taxes	28,367	56,274	(15,541)		69,100
Provision for income taxes	7,627	10,356	(159)	k	17,824
Net income (loss)	$20,740	$45,918	$(15,382)		$51,276
Net income per share
Basic	$0.20	$0.27			$0.28
Diluted	$0.19	$0.24			$0.27
Shares used in computing net income per share:
Basic weighted average shares outstanding	102,384	167,653			182,508
Diluted weighted average shares outstanding	106,877	191,333			187,001

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Lawson Software, Inc.

Unaudited Pro Forma Condensed Combined U.S. GAAP Balance Sheet

As of February 28, 2006

		U.S. GAAP	Pro Forma		Pro Forma
	Lawson	Intentia	Adjustments (4)		Combined
	(USD thousands)
ASSETS
Current assets:
Cash and cash equivalents	$187,140	$24,251	$(16,927)	f, i	$194,464
Marketable securities	90,264	—	—		90,264
Trade accounts receivable, net	49,847	121,561	—		171,408
Deferred income taxes	7,502	—	—		7,502
Prepaid expenses and other current assets	13,464	136,224	(108,242)	h	41,446
Total current assets	348,217	282,036	(125,169)		505,084
Long-term marketable securities	496	—	—		496
Property and equipment, net	12,371	11,824	—		24,195
Goodwill	43,304	10,782	362,290	g	416,376
Other intangible assets, net	25,381	828	127,984	g	154,193
Deferred income taxes — non- current assets	24,299	14,679	—		38,978
Other assets, non-current	9,418	2,642	(6,583)	f	5,477
Total assets	$463,486	$322,791	$358,522		$1,144,799
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$300	$11,434	$(10,510)	i	$1,224
Accounts payable	11,068	19,391	—		30,459
Accrued compensation and benefits	16,807	44,169	—		60,976
Income taxes payable	5,718	—	—		5,718
Deferred revenue and client deposits	73,713	331,281	(267,473)	h	137,521
Other accrued liabilities	17,417	37,803	27,681	m	82,901
Total current liabilities	125,023	444,078	(250,302)		318,799
Long-term debt, less current portion	—	29,674	—		29,674
Long-term deferred revenue	2,996	—	—		2,996
Deferred income taxes — non- current liability	—	3,115	6,688	l	9,803
Other long-term liabilities	3,118	2,727	—		5,845
Total liabilities	131,137	479,594	(243,614)		367,117
Minority interest	—	1,444	—		1,444
Total stockholders’ equity	332,349	(158,247)	602,136	f	776,238
Total liabilities and stockholders’ equity	$463,486	$322,791	$358,522		$1,144,799

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1.   Basis of Presentation

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended May 31, 2005 and the nine months ended February 28, 2006 gives effect to the combination between Lawson Software and Intentia and the acquisition of Intentia by Lawson Software as if such events had occurred on June 1, 2004, the first day of the period.  The Unaudited Pro Forma Condensed Combined Balance Sheet as of February 28, 2006 gives effect to the combination of Lawson Software and Intentia as if it had occurred on February 28, 2006.

For the purpose of presenting pro forma financial statements, Lawson Software used its latest filed financial statements, for the fiscal year ended May 31, 2005, and the nine months ended February 28, 2006 from its recently-filed Form 10-K and Form 10-Q, respectively.  In order to meet the Securities and Exchange Commission (“SEC”) pro forma requirements in combining a twelve-month period for Intentia that is within 93 days of Lawson Software’s latest annual financial statements filed with the SEC, we combined the nine-month period ended December 31, 2004 with the three-month period ended March 31, 2005 for Intentia.  This was combined with the fiscal year ended May 31, 2005 of Lawson.  In addition, we combined the nine-month period ended December 31, 2005 for Intentia with the nine months ended February 28, 2006 of Lawson.  The financial periods required to be included in this Form 8-K/A are based on Lawson Software’s financial periods, as such, the Intentia period immediately prior to Lawson Software’s required period was included.

These Unaudited Pro Forma Condensed Combined Financial Statements have been prepared based on historical financial information of Lawson Software and Intentia, giving effect to the merger transaction and other related adjustments described in these footnotes.  Certain footnote disclosures normally included in the financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by SEC rules and regulations.  These Unaudited Pro Forma Condensed Combined Financial Statements are not necessarily indicative of the results of operations that would have been achieved had the merger transaction actually taken place at the dates indicated and do not purport to be indicative of future financial position or operating results.  The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical financial statements.

Note 2.   Adjustments to Reconcile to U.S. GAAP

The Unaudited Condensed Combined U.S. GAAP Statements of Operations for the twelve months ended March 31, 2005, and for the nine months ended December 31, 2005, and the Unaudited Condensed Combined U.S. GAAP Balance Sheet as of December 31, 2005 for Intentia are presented within this footnote.  These statements present Intentia’s IFRS historical financial statements and highlight the U.S. GAAP adjustments that are required.  For a quantitative reconciliation to conform applicable items to U.S. GAAP and a discussion of differences between IFRS and U.S. GAAP as they relate to the financial statements of Intentia, please refer to Note 35 included in Exhibit 99.1.

The historical information of Intentia was prepared in its reporting currency, SEK.  The Unaudited Condensed U.S. GAAP Combined Statement of Operations for the twelve-month period ended March 31, 2005 has been translated using the average exchange rate for the twelve-month period of SEK 7.24 per USD.  The Unaudited Condensed Combined U.S. GAAP Statement of Operations for the nine-month period ended December 31, 2005 has been translated using the average exchange rate for the nine-month period of SEK 7.65 per USD and the Unaudited Condensed Combined U.S. GAAP Balance Sheet as of December 31, 2005 has been translated using the period end exchange rate of SEK 7.96 per USD.

Intentia International AB

Unaudited Condensed Combined U.S. GAAP Statement of Operations

Twelve Months Ended March 31, 2005

		U.S. GAAP			Exchange	Intentia
	IFRS	Adjustments		U.S. GAAP	Rate	U.S. GAAP
	(SEK thousands)					(USD thousands)
Revenues:
License fees	452,035	66,492	a	518,527	7.24	$71,586
Services	2,303,748	331,356	a	2,635,104	7.24	363,792
Hardware sales	174,792	9,235	a	184,027	7.24	25,406
Total revenues	2,930,575	407,083		3,337,658		460,784
Costs and expenses:
Cost of license fees	52,258	17,383	a	69,641	7.24	9,614
Cost of services	1,622,118	159,877	a	1,781,995	7.24	246,015
Cost of hardware sales	147,473	8,807	a	156,280	7.24	21,575
Total cost of revenues	1,821,849	186,067		2,007,916		277,204
Gross profit	1,108,726	221,016		1,329,742		183,580
Operating expenses:
Research and development	283,809	26,200	b	310,009	7.24	42,799
Sales and marketing	599,198	2,200	d	601,398	7.24	83,027
General and administrative	221,082	400	c	221,482	7.24	30,577
Restructuring	158,400	—		158,400	7.24	21,868
Total operating expenses	1,262,489	28,800		1,291,289		178,271
Operating (loss) income	(153,763)	192,216		38,453		5,309
Other income (expense):
Interest income	5,937	—		5,937	7.24	820
Interest expense	(42,931)	—		(42,931)	7.24	(5,927)
Total other (expense)	(36,994)	—		(36,994)		(5,107)
(Loss) income before income taxes	(190,757)	192,216		1,459		202
Provision for income taxes	53,893	251	e	54,144	7.24	7,475
Net (loss) income	(244,650)	191,965		(52,685)		$(7,273)

Intentia International AB

Unaudited Condensed Combined U.S. GAAP Statement of Operations

Nine Months Ended December 31, 2005

		U.S. GAAP			Exchange
	IFRS	Adjustments		U.S. GAAP	Rate	U.S. GAAP
	(SEK thousands)					(USD thousands)
Revenues:
License fees	429,429	112,111	a	541,540	7.65	$70,780
Services	1,835,973	539,967	a	2,375,940	7.65	310,540
Hardware sales	92,851	34,144	a	126,995	7.65	16,598
Total revenues	2,358,253	686,222		3,044,475		397,918
Costs and expenses:
Cost of license fees	50,128	12,224	a	62,352	7.65	8,150
Cost of services	1,110,777	287,709	a	1,398,486	7.65	182,785
Cost of hardware sales	70,936	27,915	a	98,851	7.65	12,920
Total cost of revenues	1,231,841	327,848		1,559,689		203,855
Gross profit	1,126,412	358,374		1,484,786		194,063
Operating expenses:
Research and development	241,222	11,200	b	252,422	7.65	32,992
Sales and marketing	425,683	1,800	d	427,483	7.65	55,873
General and administrative	316,578	3,991	c	320,569	7.65	41,899
Restructuring	25,204	—		25,204	7.65	3,294
Total operating expenses	1,008,687	16,991		1,025,678		134,058
Operating income	117,725	341,383		459,108		60,005
Other income (expense):
Interest income	4,515	—		4,515	7.65	590
Interest expense	(33,062)	—		(33,062)	7.65	(4,321)
Total other (expense)	(28,547)	—		(28,547)		(3,731)
Income before income taxes	89,178	341,383		430,561		56,274
Provision for income taxes	38,036	41,194	e	79,230	7.65	10,356
Net income	51,142	300,189		351,331		$45,918

Intentia International AB

Unaudited Condensed Combined U.S. GAAP Balance Sheet

As of December 31, 2005

		U.S. GAAP			Exchange
	IFRS	Adjustments		U.S. GAAP	Rate	U.S. GAAP
	(SEK thousands)					(USD thousands)
ASSETS
Current assets:
Cash and cash equivalents	193,091	—		193,091	7.96	$24,251
Trade accounts receivable, net	967,905	—		967,905	7.96	121,561
Prepaid expenses and other current assets	341,237	743,419	a	1,084,656	7.96	136,224
Total current assets	1,502,233	743,419		2,245,652		282,036
Property and equipment, net	94,147	—		94,147	7.96	11,824
Goodwill	54,051	31,800	d	85,851	7.96	10,782
Other intangible assets, net	397,396	(390,800)	b,d	6,596	7.96	828
Deferred income taxes—non-current asset	16,588	100,291	e	116,879	7.96	14,679
Other assets	21,035	—		21,035	7.96	2,642
Total assets	2,085,450	484,710		2,570,160		$322,791
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	86,242	4,800	e	91,042	7.96	$11,434
Accounts payable	154,395	—		154,395	7.96	19,391
Accrued compensation and benefits	351,688	—		351,688	7.96	44,169
Deferred revenue	491,916	2,145,844	a	2,637,760	7.96	331,281
Other accrued liabilities	315,159	(14,182)	a	300,977	7.96	37,803
Total current liabilities	1,399,400	2,136,462		3,535,862		444,078
Long-term debt, less current portion	236,276	—		236,276	7.96	29,674
Deferred income taxes—non-current liability	24,801	—		24,801	7.96	3,115
Other long-term obligations	21,714	—		21,714	7.96	2,727
Total liabilities	1,682,191	2,136,462		3,818,653		479,594
Minority interest	—	11,500		11,500	7.96	1,444
Total stockholders’ equity	403,259	(1,663,252)	a, b, c, d, e	(1,259,993)	7.96	(158,247)
Total liabilities and stockholders’ equity	2,085,450	484,710		2,570,160		$322,791

Note 2 (Continued)

 (a)          Revenue recognition and related costs

Under IFRS, Intentia applies the following policies for revenue recognition.  License revenues are in general recognized upon contract signing (delivery) regardless of the complexity of the subsequent implementation project, due to the non-refundable nature of the license fees.  Services delivered are primarily recognized under the percentage of completion method, which is applied for both fixed price and time and materials contracts.  Measurement of percentage of completion is primarily based on hours completed in relation to the total anticipated project hours.  Loss contracts are fully accrued as soon as they are identified.  Maintenance (support and unspecified upgrades) are recognized ratably over the maintenance period.  The concept of vendor specific objective evidence (“VSOE”) is not applied and revenues for each component of the total contract value are recognized based on the stated contract amounts.

Under U.S. GAAP, the technical guidance to be applied for revenue recognition in software companies is significantly more complex than the IFRS standards.  There are specific requirements to analyze each component of multi-element arrangements to ensure that the corresponding revenues are appropriately recognized.  The analysis, for example, needs to determine contracts where the implementation work is of such a complexity that the license revenue may not be recognized immediately, but rather needs to be deferred.  Further analysis includes the determination of VSOE of fair value of delivered and undelivered components included in the contract.  The lack of VSOE for one or more components of the contractual arrangement may entail further deferrals of revenue, as may the existence of extended payment terms.  The impact of applying the U.S. GAAP guidance is that all major revenue streams, including license revenues, implementation services and maintenance, are typically recognized later under U.S. GAAP than under IFRS, if criteria causing deferral under U.S. GAAP is present.  For the twelve months ended March 31, 2005, the U.S. GAAP adjustments were SEK 407.1 million and SEK 186.1 million for revenue recognition and related costs, respectively.  For the nine months ended December 31, 2005, the U.S. GAAP adjustments were SEK 686.2 million and SEK 327.8 million for revenue recognition and related costs, respectively.

Due to a relative decline in Intentia’s contracting activity in both volume and size over the last few years, in combination with the completion of relatively larger projects in the periods presented, the retrospective application of U.S. GAAP had the effect of rolling significant prior period revenue and associated costs forward into the most current periods presented.  In addition, the terms and conditions of Intentia’s contracts have evolved to become more consistent with U.S. GAAP in more recent periods.  As a result, the dramatic deferral of revenue in previous years has been significantly reduced in more recent periods, and Intentia’s results as restated under U.S. GAAP are not as consistent or comparable from period to period as Intentia’s results under IFRS.

(b)           Product development costs

Intentia has capitalized expenditures for the development of new and existing products if such expenditures are deemed to, with a high degree of certainty, result in future financial benefits for the Group. Any such development costs should be amortized over the useful lives of the assets.

Under U.S. GAAP, all expenditures for the development of software intended to be marketed and sold should be expensed until the Company has reached technological feasibility.  Expenditures from that date and until the product is made generally available are capitalized and amortized.  Expenses after the product has been made generally available are expensed as incurred.  The Company has analyzed the amounts capitalized under IFRS and has determined that the entire amount capitalized was incurred prior to technological feasibility having been achieved or was incurred after the product was made generally available.  Consequently in the U.S. GAAP financial statements, the capitalization and corresponding amortization amounts under IFRS have been reversed for all periods presented.  For the twelve months ended March 31, 2005, the impacts were SEK 26.2 million to research and development, and SEK 11.2 million to research and development for the nine months ended December 31, 2005, as well as a decrease of SEK 397.4 million to other intangibles, net.

(c)           Financial instruments, including convertible debt and other

Pursuant to IFRS, all financial instruments have been carried at the lower of cost or fair value as of December 31, 2004. Thereafter all financial instruments have been carried at fair value.

Intentia issued euro-denominated convertible notes in 1999.  Under IFRS, convertible notes are allocated to debt and equity based on the fair value.  The equity portion is expensed (accreted) over the life of the note so that the face value is shown as debt on the due date.  The conversion feature is not broken out (bifurcated) from the debt and is consequently not revalued.  The debt portion is recalculated to SEK at each period end and the foreign exchange differences are shown as interest expense.  In 2001 Intentia substantially modified the terms of the convertible notes.  This modification was recorded as a reduction of debt and a corresponding increase in stockholders’ equity under IFRS.  Net income was not affected.

Under U.S. GAAP, the convertible debt was considered a hybrid financial instrument under SFAS 133, Statement of Financial Accounting Standard “Accounting for Derivative Instruments and Hedging Activities” that is bifurcated into a host contract (debt instrument) and an embedded derivative (conversion feature). The embedded derivative is carried at fair value with changes in fair value reported in the income statement each reporting period. The 2001 debt modification is treated as an extinguishment of the original debt instrument and the issuance of new debt at fair value. Intentia recorded a gain on extinguishment for the difference between the fair value of the new debt instrument and the carrying value of the old instrument. The new convertible debt instrument is also bifurcated in the same manner as stated above. The following adjustments have been made in order to reconcile the IFRS convertible debt balances to U.S. GAAP; (i) the amount carried as equity for IFRS has been reclassified as debt, (ii) a portion of the original debt is reclassified to the embedded derivative, (iii) the embedded derivative is marked to market in each reporting period, (iv) the 2001 modification results in a gain on the extinguishment of the debt, (v) the new loan in 2001 is again bifurcated into a debt and embedded derivative component, (vi) the IFRS gain on the 2003 redemption is adjusted to account for the impact of the aforementioned differences.

For the twelve months ended March 31, 2005, general and administrative expenses increased SEK 2.6 million.  For the nine months ended December 31, 2005, general and administrative expenses increased SEK 0.7 million, long-term marketable securities and long-term debt, less current portion did not change.  In addition, included within the general and administrative expenses, is minority interest which has been reclassified to general and administrative expenses for U.S. GAAP purposes.  The impact of this reclassification is to decrease general and administrative expenses SEK 2.2 million for the twelve months ended March 31, 2005 and increase general and administrative expenses SEK 3.3 million for the nine months ended December 31, 2005.

 (d)          Goodwill, purchased intangible assets and impairment

Under IFRS purchase accounting is applied, whereby the net assets of an acquired entity are revalued at the time of acquisition. However, other identifiable intangibles in acquisitions prior to January 1, 2004, and in process research and development are included in goodwill. Under U.S. GAAP, a portion of the purchase price would be allocated to certain intangibles, including customer relationships and backlog, acquired as part of the acquisition. These assets would then be amortized over their useful lives, ranging between six months and 7 years. Furthermore, a value is assigned to acquired research and development portfolios and this value is immediately recognized as an expense.

Under IFRS goodwill is no longer amortized after January 1, 2004. An annual impairment test is required to ensure the carrying value remains recoverable. Under U.S. GAAP goodwill is not amortized subsequent to the adoption of SFAS No. 142, Goodwill and Other Intangible Assets on January 1, 2002. Instead annual impairment tests are performed. Consequently goodwill amortization recorded for IFRS from January 1, 2002 to January 1, 2004, is reversed for U.S. GAAP.

Under IFRS applied prior to January 1, 2004,  the carrying value of goodwill was reviewed periodically to determine if any impairment indicators had been identified. If impairment indicators were identified the assets in question were recorded at the recoverable amount, defined as the higher of the net sales value and the value in use. The value in use is based on discounted future cash flows. The discount rate applied includes a risk premium. Intentia has under IFRS assessed the need for impairment charges based on the Group being divided into a number of cash generating units, as defined under the guidance of

IFRS.

Under U.S. GAAP an impairment analysis for goodwill requires that management determines “reporting units” and assesses the need for impairment charges based on anticipated future cash flows at this level of detail. Intentia management has concluded that Intentia’s ”reporting units” are the Group’s operations on an individual country level.

Adjustments for U.S. GAAP thus consist of  (i) the discontinuation of goodwill amortization prior to January 1, 2004;  (ii) the identification of certain other identifiable intangibles in acquisitions prior to January 1, 2004, and an allocation of a portion of the purchase price thereto for acquisitions during a particular period; (iii) the amortization of these other identifiable intangible assets; (iv) the assignment of a value to acquired research and development portfolios obtained by means of acquired entities and the immediate recognition of this value as an expense and (v) differences in impairment charges for goodwill under U.S. GAAP, primarily the effect of differences (i) and (ii) above.

For the twelve months ended March 31, 2005, sales and marketing expenses increased SEK 2.2 million.  For the nine months ended December 31, 2005, sales and marketing expenses increased SEK 1.8 million.  As of December 31, 2005, goodwill increased SEK 31.8 million and other intangibles, net increased SEK 6.6 million.

(e)           Deferred taxes

The differences between IFRS and U.S. GAAP discussed above have been tax effected with the exception of the adjustments to goodwill which are not tax effected.  The U.S. GAAP differences have been tax effected based on the enacted tax rates in each tax jurisdiction and have been reduced by valuation allowances where appropriate.  The valuation allowance has been assessed on the same grounds as the general deferred tax position for each entity, considering for instance whether the entity was in a cumulative loss situation or not.  For the twelve months ended March 31, 2005 the provision for income taxes was increased SEK 0.3 million as a result of the U.S. GAAP adjustments.  For the nine months ended December 31, 2005 the provision for income taxes was increased SEK 41.2 million, and as of December 31, 2005 the deferred income taxes — non-current assets increased SEK 100.3 million and the deferred income taxes — non-current liabilities did not change.

Note 3.   Purchase Accounting

Lawson issued approximately 80 million shares of common stock to consummate the transaction.  The total estimated purchase price of Intentia is based on an exchange rate of 0.5061 newly issued Lawson common shares for each Series A share of Intentia stock; 0.4519 newly issued Lawson common shares for each Series B share of Intentia stock; and 0.2157 newly issued Lawson common shares for each warrant for the purchase of Intentia stock with an aggregate transaction value of approximately $443.9 million (USD), based on the average closing price of Lawson Software’s common stock of $5.54 over a period beginning two days before and ending two days after the June 2, 2005 announcement date.  As of the announcement date of June 2, 2005, Intentia had approximately 5,000,000 Series A common shares, 163,000,000 Series B common shares, 23,000,000 warrants outstanding and no outstanding stock options.  The initial exchange equaled 5,119,604 Series A common shares, 160,593,504 Series B common shares and 23,000,000 warrants.

  The preliminary purchase price is as follows:

(In USD thousands)
Value of securities issued	$443,889
Estimated transaction costs	13,000
Total estimated purchase price	$456,889

The merger was accounted for under SFAS No. 141 Business Combinations using the purchase method of accounting.  Under the purchase method of accounting, the estimated purchase price will be allocated to Intentia’s tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the closing date of the transaction, with any excess being ascribed to goodwill.  Management is primarily responsible for determining the fair values of these assets.  Management has estimated the fair values of the acquired assets reflected in the Unaudited Pro Forma Condensed Combined Financial Information based on a number of factors, including valuations and estimated transaction costs.  An appraisal firm, Duff & Phelps, LLC, performed a valuation of identified intangible assets, which consist of customer relationships, trade name, order backlog, non-compete agreements and acquired technology.  The purchase price is considered preliminary pending final valuation of the balance sheet including certain reserves including accounts receivable and litigation reserves; finalization of the third-party valuation; finalization of purchase price adjustments; and final transaction costs.  The final purchase price will be calculated in accordance with Emerging Issues Task Force (“EITF”) 99-12 “Determination of the Measurement Date for the Market Price of the Acquirer Securities Issued in a Purchase Business Combination”.

(In USD thousands)	February 28, 2006

Working capital (excluding deferred revenue liabilities)	$33,316
Property and equipment, net	11,824
Deferred income taxes — non-current asset	14,679
Other assets — non-current	2,642
Goodwill	373,072
Identified intangible assets subject to amortization	128,812
Deferred revenue liability	(63,808)
Long-term debt	(29,674)
Deferred tax liability	(9,803)
Other long-term liabilities	(2,727)
Minority interest	(1,444)
Total	$456,889

Note 4.   Unaudited Pro Forma Combined Adjustments

The following adjustments are required to properly reflect the pro forma combination of Lawson Software and Intentia:

(f)            This adjustment reflects the elimination of Intentia’s U.S. GAAP adjusted negative equity balances of approximately USD 158.2 million and the issuance of Lawson Shares to consummate the combination of USD 443.9 million totaling USD 602.1 million.  Total transaction costs are estimated to be USD 13.0 million.  Cash outflows in the pro forma include estimated transaction costs of USD 6.4 million, net of USD 6.6 million already capitalized as of February 28, 2006.

(g)           As part of the transaction, certain historical intangible assets and goodwill were reduced to zero prior to revaluation as part of purchase accounting related to the merger with Lawson.  The existing goodwill on Intentia’s current financial statements was reduced by USD 10.8 million.  The goodwill resulting from the merger of USD 373.1 million of goodwill results in a net entry of USD 362.3 million.  Similar adjustments were made for the Intentia intangible assets with the addition of USD 128.8 million of new intangible assets and the reduction of USD 0.8 million of existing intangible assets resulting in a net entry of USD 128.0 million.  In addition, the reversal of capitalized costs of USD 6.6 million through February 28, 2006 that existed on Lawson Software’s February 28, 2006 financial statements was recorded as these costs were considered part of the purchase price in calculating the initial goodwill.

(h)           Under U.S. GAAP purchase accounting rules, the deferred revenue that is valued relates to the future contractual commitments on the date of closing that Intentia needs to perform before revenue can be recognized.  Under U.S. GAAP revenue recognition rules, there is approximately USD 331.3 million on Intentia’s U.S. GAAP Condensed Combined Balance Sheet as of February 28, 2006, that has been deferred for reasons other than a future contractual commitment.  As a result, approximately USD 267.5 million in deferred revenue is removed within this Pro Forma entry to arrive at the adjusted deferred revenue on a combined U.S. GAAP basis.  This USD 267.5 million reduction in deferred revenue has the effect of offsetting the USD 269.6 million increase in Intentia’s U.S. GAAP liability for deferred revenue, which arose as a result of the retrospective application of U.S. GAAP to Intentia’s results of operations in prior periods.  As there were deferred costs associated with the deferred revenue that are being removed, these deferred costs of USD 108.2 million, classified as prepaid expenses and other current assets, have also been removed for the Pro Forma presentation.

(i)            Upon completion of the acquisition on April 25, 2006, the convertible debt owed by Intentia was paid off.  No fees or charges were incurred to pay off the note.  A balance sheet adjustment was recorded of USD 10.5 million to pay off the note.  In addition, related interest expense of USD 0.7 million for the twelve months ended May 31, 2005 and USD 0.5 million for the nine month period ended February 28, 2006 were eliminated.  The amount of interest expense eliminated was in accordance with the agreement.

(j)            This adjustment is necessary to eliminate historical amortization of intangible assets of Intentia and to amortize identifiable intangible assets with finite useful lives from the current transaction, over periods ranging from one to twelve years.  The new finite lived intangible assets will be recorded within the appropriate expense category and amortized using an accelerated method of amortization over the estimated useful lives based on the net present value of future cash flows using a discount rate of 16%.  It is Lawson Software’s policy to amortize acquired technology in cost of license fees, acquired backlog in cost of services and acquired intangibles in amortization of acquired intangibles.  Lawson Software’s accelerated amortization methodology is based on the net present value of future cash flows related to these acquired intangibles.  This resulted in additional net amortization expenses of USD 21.8 million and USD 15.6 million for the twelve months ended May 31, 2005 and nine months ended February 28, 2006, respectively.

                Goodwill and intangible assets related to the Intentia acquisition have been accounted for in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, which provides for the non-amortization of goodwill and other indefinite lived intangible assets.  Accordingly, the unaudited pro forma combined adjustments do not include amortization of goodwill.  There are no indefinite lived intangible assets that were identified as a result of this transaction.

(k)           This adjustment reflects the decrease in interest income of USD 0.4 million and USD 0.4 million for the twelve month period ended May 31, 2005 and the nine month period ended February 28, 2006, respectively for estimated interest income foregone relating to the cash outflows for transaction costs associated with the acquisition.  Interest rates of 2.96% and 4.21% for the periods ended May 31, 2005 and February 28, 2006, respectively were used to determine the reduction in interest income.  These rates approximate the current average yield on Lawson Software’s cash and marketable securities as of the respective time periods.  These adjustments include recording a tax benefit related to this interest income foregone by Lawson Software at Lawson Software’s statutory rate of 38.8%.  A change in the interest rate of 0.125% would result in a change in interest income of approximately USD 15,000 and USD 11,000 for the year ended May 31, 2005 and the nine months ended February 28, 2006, respectively.

(l)            This adjustment reflects a review of the combined Lawson Software and Intentia deferred taxes.  On a combined basis, this review indicates that the net deferred tax liability amount should be increased by USD 6.7 million.  This increase reflects an analysis of the various deferred tax assets, deferred tax liabilities and any applicable valuation allowance thereon.  The utilization of tax loss carryforwards and other deferred tax assets and liabilities is dependent upon future operating results, final valuation of Intentia for purchase accounting purposes, and other risk factors which can only be estimated at this time.  In the event we are required to adjust any of the estimates based on future income, deductions or other subsequent events, the estimated utilization of the tax loss carryforwards may change.

(m)          This adjustment is to record preliminary restructuring reserves for employee severance and costs associated with the termination of lease obligations of Intentia that are a part of the restructuring plan that management has put into place.  This adjustment is to record the estimated liability for the employee severance costs in the amount of USD 10.3 million and lease termination costs of USD 17.4 million.  The offset to this adjustment is to goodwill.

Note 5.   Unaudited Pro Forma Combined Equity Structure

The table below highlights the pro forma adjustments to the historic Lawson Software equity balance as reported at February 28, 2006, and the Intentia U.S. GAAP adjusted balance as of December 31, 2005.

LAWSON SOFTWARE, INC.

UNAUDITED PRO FORMA COMBINED EQUITY STRUCTURE

As of February 28, 2006

(in thousands)

		Additional		Deferred		Other
	Common	Paid-In	Treasury	Stock-Based	Retained	Comprehensive
	Stock	Capital	Stock	Compensation	Earnings	Income	Total
Lawson balances as of February 28, 2006	$1,152	$355,571	$(70,311)	$(229)	$43,473	$2,693	$332,349
Intentia balances as of December 31, 2005	220,384	58,275	—	—	(439,342)	2,436	(158,247)
Eliminate Intentia historical equity balances	(220,384)	(58,275)	—	—	439,342	(2,436)	158,247
Intentia series A and B shares and warrants exchanged	801	443,088	—	—	—	—	443,889
Lawson / Intentia combined balances as of February 28, 2006	$1,953	$798,659	$(70,311)	$(229)	$43,473	$2,693	$776,238

Note 6.   Goodwill

Pro forma adjustments to goodwill are as follows:

(in thousands)
Reversal of Intentia’s historic goodwill	$(10,782)
Residual goodwill recorded in purchase accounting	373,072
Pro forma adjustment to goodwill	$362,290

Lawson goodwill balance as of February 28, 2006	$43,304
Intentia goodwill balance as of February 28, 2006	10,782
Pro forma adjustment to goodwill	362,290
Ending pro forma goodwill balance at February 28, 2006	$416,376

Note 7.   Identified Intangible Assets

Pro forma adjustments to estimated identified intangible assets include the following:

	(in thousands)
Establishment of fair market value for the following Intentia identified intangible assets:
Existing technology/proprietary technology	$69,258
Existing customer relationships	45,995
Trademarks/trade names	4,919
Order backlog	5,450
Non-compete agreements	3,190
	$128,812	$128,812
Reversal of Intentia’s U.S. GAAP historic identified intangible assets		(828)
Pro forma adjustment to identified intangible assets		$127,984

Lawson identified intangible assets at February 28, 2006		$25,381
Intentia identified intangible assets at February 28, 2006		828
Pro forma adjustment to identified intangible assets		127,984
Ending pro forma identified intangible assets at February 28, 2006		$154,193

The merger was accounted for under SFAS 141 using the purchase method of accounting.  Acquired assets and liabilities were recorded at their estimated fair values on the merger date.  An appraisal firm, Duff & Phelps, LLC, performed a valuation of identified intangible assets, which consist of a customer list, trade name, order backlog, non-compete agreements and acquired technology.  Goodwill and identified intangible assets are subject to the provisions of SFAS 142.  Goodwill and identified intangible assets with indefinite lives will not be amortized and will be reviewed for impairment on at least an annual basis.  The final fair value of tangible assets and liabilities and goodwill and identified intangible assets to be recorded from this transaction is dependent upon the final management assumptions and conclusions with the assistance of a third party valuation of the acquired assets and may differ from our estimates used in this analysis.

It has been determined that identified intangible assets will be amortized on an accelerated basis over their estimated useful lives. The specific estimated life for the individual intangible asset categories are as follows: existing technology—six to ten years; existing customer relationships—twelve years; trademarks/trade names—two years; order backlog—one year, and non compete agreements—five years.

The estimated future annual amortization for acquired intangible assets is as follows:

2006	21,339
2007	21,495
2008	15,991
2009	13,516
2010	11,535
Thereafter	44,936
$128,812

Note 8.   Unaudited Pro Forma Shares and Earnings per Share

The following table shows the calculation of shares used in computing the pro forma earnings per share in the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended May 31, 2005 and the nine months ended February 28, 2006:

	Year Ended	Nine Months Ended
(in thousands, except per share data)	May 31, 2005	February 28, 2006
Lawson historical weighted average shares used in computing basic net income (loss) per share	99,068	102,384
Lawson shares to be issued in exchange for shares of Intentia
Series A Shares	2,591	2,591
Series B Shares	72,572	72,572
Warrants	4,961	4,961
Total newly issued Lawson shares	179,192	182,508
Pro forma weighted average shares used in computing basic net (loss) income per share
Effect of dilutive stock options	—	4,365
Effect of restricted stock	—	100
Effect of dilutive warrants	—	28
Pro forma weighted average shares used in computing diluted net (loss) income per share	179,192	187,001
Basic and diluted earnings per share computation:
Net (loss) income	$(23,363)	$51,276
Basic net (loss) income per share	$(0.13)	$0.28
Diluted net (loss) income per share	$(0.13)	$0.27

Potential dilutive shares of common stock, warrants and conversion of convertible debt excluded from the diluted net income (loss) per share calculations were 7.1 million shares and 2.1 million shares at May 31, 2005 and February 28, 2006, respectively including 1.5 million shares that were granted as part of the transaction to certain key members of Intentia for both periods.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended May 31, 2005 net loss was negatively impacted by approximately USD 21.4 million. The majority of this pro forma adjustment relates to the amortization of the acquired intangible assets that under the purchase method of accounting are based on their estimated fair value.